Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100 FILE NO: 54587.000146

February 3, 2009

Altria Group, Inc.

Philip Morris USA Inc.

6601 West Broad Street

Richmond, Virginia 23230

Re: Legality of Securities Issued under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Altria Group, Inc., a Virginia corporation (the “Company”), and Philip Morris USA Inc., a Virginia corporation and a wholly-owned subsidiary of the Company (the “Guarantor”), in connection with (1) the registration of an indeterminate amount of debt securities of the Company (the “Debt Securities”), guarantees of the Debt Securities by the Guarantor and warrants to purchase Debt Securities, as set forth in the Registration Statement on Form S-3 (Registration No. 333-155009) (the “Registration Statement”) filed by the Company and the Guarantor on November 4, 2008 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and (2) the Company’s offering and sale of $525,000,000 aggregate principal amount of its 7.75% Notes due 2014, $2,200,000,000 aggregate principal amount of its 9.25% Notes due 2019 and $1,500,000,000 aggregate principal amount of its 10.20% Notes due 2039 (collectively, the “Notes”). Each series of the Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by the Guarantor (the “Guarantees”).

The Notes are being offered and sold as described in the prospectus, dated November 4, 2008, contained in the Registration Statement, and the prospectus supplement thereto, dated February 3, 2009 (collectively, the “Prospectus”). The Notes will be issued pursuant to an indenture (the “Indenture”), dated as of November 4, 2008, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Guarantees will be issued pursuant to the Indenture as evidenced by guarantee agreements (the “Guarantee Agreements”) made by the Guarantor in favor of the Trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company and the Guarantor, certificates of officers of the Company and the Guarantor and of public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Articles of Amendment to the Restated Articles of Incorporation of the Company and the Restated Articles of Incorporation of the Company;

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS    CHARLOTTE    DALLAS    HOUSTON     LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO     SINGAPORE    WASHINGTON

www.hunton.com

Altria Group, Inc.

Philip Morris USA Inc.

February 3, 2009

(ii)	the By-laws, as amended, of the Company;

(iii)	the Articles of Amendment of the Amended and Restated Articles of Incorporation of the Guarantor and Amended and Restated Articles of Incorporation of the Guarantor;

(iv)	the Amended and Restated By-laws of the Guarantor;

(v)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(vi)	the resolutions of the Board of Directors of the Guarantor authorizing the registration and the issuance of the Guarantees;

(vii)	the Registration Statement and the Prospectus and the documents incorporated therein by reference;

(viii)	the Indenture;

(ix)	a copy of the global note representing the Notes; and

(x)	a copy of the form of the Guarantee Agreements.

For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the Guarantor and the validity, binding effect and enforceability thereof upon the Company and the Guarantor).

Altria Group, Inc.

Philip Morris USA Inc.

February 3, 2009

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia, the State of New York and the federal laws of the United States of America.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Notes, when issued in accordance with the terms thereof and of the Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2. The Guarantees, when issued in accordance with the terms thereof, the Indenture and the applicable Guarantee Agreement, will be valid, binding and enforceable obligations of the Guarantor.

The opinions set forth above are subject to the qualification that the validity and enforcement of the Company’s obligations under the Indenture and the Notes and the Guarantor’s obligations under the Guarantees and the underlying Guarantee Agreements may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, (b) the incorporation by reference of this opinion into the Registration Statement and (c) the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Altria Group, Inc.

Philip Morris USA Inc.

February 3, 2009

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP